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                                                                     Exhibit 5.2


                      [Letterhead of Universal Corporation]





                                                                 August 11, 2000


Universal Corporation
1501 N. Hamilton Street
Richmond, Virginia  23230


Dear Sirs:

          In connection with the registration under the Securities Act of 1933 (the "Act") of $400,000,000 principal amount of debt securities (the "Securities") of Universal Corporation, a Virginia Corporation (the "Company"), on Form S-3 (the "Registration Statement"), I, as Assistant Secretary of the Company, have examined such corporate records, certificates and other documents, and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I am of the opinion that:

          (1) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to issue and sell the Securities as contemplated in the Registration Statement;

          (2) the Indenture, dated as of February 1, 1991 between the
          Company and The Chase Manhattan Bank (formerly known as Chemical Bank) (the
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Universal Corporation                                                        -2-


          "Indenture"), has been duly authorized, executed and delivered by the Company and duly qualified under the Trust Indenture Act of 1939; and

          (3) when the Registration Statement has become effective under the Act, the terms of the Securities and their issuance and sale have been duly established in conformity with the Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

          I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which I have not independently verified.
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Universal Corporation                                                        -3-


          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of the Securities" in the Prospectus.

                                                   Very truly yours,


                                                   /s/ George C. Freeman, III
                                                   --------------------------
                                                   George C. Freeman, III